U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     DUPERREAULT                    Brian
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    (Last)                          (First)             (Middle)
     c/o ACE Limited
     The ACE Building, 30 Woodbourne Avenue
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                                    (Street)

    Hamilton                         HM 08                BERMUDA
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    (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     ACE Limited (NYSE: ACE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     December 2001
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5.   If Amendment, Date of Original (Month/Year)

     January 9, 2002
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                Chairman and Chief Executive Officer
                ------------------------------------
_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
_______________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                     2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                   Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                    Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                           (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Ordinary Shares                     12/24/01        G        V     1,000        D
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Oridnary Shares                     12/28/01        G(1)     V     2,650        D              504,435         D
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Ordinary Shares                                                                                  100           I         By son
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                     (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
                   2.                                                                                    Deriv-    of
                   Conver-                    5.                              7.                         ative     Deriv-   11.
                   sion                       Number of                       Title and Amount           Secur-    ative    Nature
                   or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security           Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:
(1) Previously, these shares were erroneously reported as having been sold by the reporting person.  The reporting person in fact donated the subject shares to a charity.  At the charity's direction, these shares were sold on behalf of the charity and the proceeds of such sale were remitted directly to the charity.



Signed for Brian Duperreault pursuant to power of attorney on file with the Securities and Exchange Commission


  /s/ Peter Mear                                           January 22, 2002
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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